Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Linens ’n Things, Inc.:

We consent to the use of our report dated February 4, 2004 with respect to the consolidated balance sheets of Linens ’n Things, Inc. and subsidiaries as of January 3, 2004 and January 4, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2004, incorporated herein. Our report refers to the Company adopting Statement of Financial Accounting Standard No. 142. “Goodwill and other Intangible Assets in Fiscal 2002.”

KPMG LLP New York, New York June 21, 2004